Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 23, 2008, relating to the financial statements and financial statement schedule of Trina Solar Limited, and the effectiveness of Trina Solar Limited’s internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements and the related financial statement schedule and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2007.

/s/    Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

March 11, 2009